EXHIBIT 99.1

Woodward Reports First Quarter Fiscal Year 2018 Results

FORT COLLINS, Colo., Jan. 22, 2018 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its first quarter of fiscal year 2018 ending December 31, 2017.  (All per share amounts are presented on a fully diluted basis.)

First Quarter Fiscal 2018 Overview

  Net sales for the first quarter of fiscal 2018 were $470 million, compared to $443 million for the first quarter of last year, an increase of 6 percent from the first quarter of fiscal 2017.

  Net earnings for the first quarter of 2018 were $18 million, or $0.29 per share, compared to $47 million, or $0.73 per share, in the first quarter of 2017. The effective tax rate for the first quarter of 2018 was 51.3 percent, compared to 1.1 percent in the first quarter of the prior year. The first quarter of the current year reflects a one-time expense of approximately $15 million, or $0.24 per share, as a result of the new U.S. tax legislation.

  Total EBIT1 for the first quarter of 2018 was $44 million, compared to $53 million in the first quarter of the prior year.

  Net cash used in operating activities for the first quarter of 2018 was $3 million, compared to cash generated of $52 million for the prior year. Free cash flow1 was an outflow of $31 million for the first quarter of 2018, compared to an inflow of $31 million for the same period of the prior year.

“Our first quarter revenues reflected strong momentum in Aerospace, and ongoing challenges within our Industrial segment, although we continue to see growing pockets of strength in many of our industrial end markets. In line with our strategy to gain market share, we are investing in new programs which impacted our first quarter results,” said Thomas A. Gendron, Chairman and Chief Executive Officer. “We are encouraged by the recent U.S. tax legislation, which we anticipate will have a significant positive cash and earnings impact going forward. We expect to employ these benefits consistent with our existing capital allocation strategy.”

Company Results

Net sales for the first quarter of fiscal 2018 were $470 million, compared to $443 million for the first quarter of fiscal 2017.

The effective tax rate for the first quarter of 2018 was 51.3 percent, compared to 1.1 percent for the first quarter of 2017. The 2018 first quarter tax rate reflected additional tax expense of approximately $15 million, or $0.24 per share, due to the recent U.S. tax legislation. The 2017 first quarter tax rate reflected the favorable impact of repatriating certain foreign earnings. Our full fiscal year 2018 tax rate is now anticipated to be approximately 24 percent. Beyond 2018, we anticipate our effective tax rate to be approximately 22 percent as a result of the new U.S. tax legislation.

Net earnings for the first quarter of 2018 were $18 million, or $0.29 per share, compared to $47 million, or $0.73 per share, in the first quarter of 2017. EBIT was $44 million for the first quarter of 2018, compared to $53 million for the first quarter of 2017. In addition to the tax impact on net earnings of the new legislation, net earnings and EBIT were unfavorably impacted in the first quarter of 2018 by increased investment in research and development, as well as the timing of stock compensation expense.

Segment Results

Aerospace
Aerospace segment net sales for the first quarter of fiscal 2018 were $306 million, compared to $267 million for the first quarter a year ago. Segment earnings for the first quarter of 2018 were $44 million, compared to $47 million for the same quarter last year. Segment earnings as a percent of segment net sales were 14.2 percent this quarter, compared to 17.6 percent in the same quarter of the prior year.

Commercial aerospace sales benefited from the accelerating deliveries of key next generation aircraft. Commercial aftermarket sales were particularly strong due to initial provisioning for these aircraft programs and increased utilization of existing fleets. Defense OEM sales were boosted by continued momentum in smart weapons, as well as growing international demand for various other programs. Segment earnings benefited from the net impact of the higher sales volume in the quarter, which was partially offset by higher manufacturing costs related to increased production levels. Segment earnings were also negatively impacted by increased investment in research and development for both new awards and opportunities being pursued.

Industrial
Industrial segment net sales for the first quarter of fiscal 2018 were $164 million, compared to $176 million for the first quarter a year ago. Segment earnings for the first quarter of 2018 were $19 million, compared to $18 million in the first quarter a year ago. Segment earnings as a percent of segment net sales were 11.8 percent in the first quarter of 2018, compared to 10.2 percent in the same quarter of the prior year.

Sales were strong for fuel systems related to natural gas vehicles in Asia and large gas engines. This was more than offset by significant weakness in both large gas turbine and renewables sales. The increase in segment earnings was primarily due to savings from cost reduction initiatives, partially offset by the effects of the lower sales volume.

Nonsegment
Nonsegment expenses totaled $19 million for the first quarter of fiscal 2018, compared to $11 million for the same quarter last year. The increase in nonsegment expenses was due to the timing of the recording of the majority of stock-based compensation expense in the first quarter of 2018, whereas in the prior year this expense was recorded in the second quarter.

Cash Flow and Financial Position

Net cash used in operating activities for the first quarter of fiscal 2018 was $3 million, compared to cash generated of $52 million for the prior year. This difference was largely a result of quarterly variability related to working capital. Free cash flow was an outflow of $31 million for the first quarter of 2018, compared to an inflow of $31 million for the same period of the prior year. Payments for property, plant, and equipment for the first quarter of 2018 were $28 million, compared to $21 million for the first quarter of 2017. For the full year, we now anticipate free cash flow to be approximately $230 million, which reflects the positive impacts of the U.S. tax legislation changes, partially offset by higher working capital.

Total debt was $650 million at December 31, 2017, compared to $613 million at September 30, 2017.  The ratio of debt-to-debt-plus-equity was 31.7 percent at December 31, 2017, compared to 30.9 percent at September 30, 2017.

Outlook

For fiscal year 2018, net sales are still expected to be between $2.2 billion to $2.3 billion. Earnings per share are now expected to be between $3.35 and $3.60, reflecting the anticipated effects of the change in U.S. tax legislation.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, January 22, 2018, to provide an overview of the financial performance for the first quarter of fiscal year 2018, business highlights, and outlook for fiscal 2018. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international).  Participants should call prior to the start time to allow for registration; the Conference ID is 84309908. An audio replay will be available by telephone from 7:30 p.m. EST on January 22, 2018 until 11:59 p.m. EST on February 5, 2018. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 84309908.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.2

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our expectations related to the performance of our segments, our expectations regarding the effects of the changes in the U.S. tax legislation on our business and our related plans, our strategic actions and their proposed effect, our future sales, earnings, liquidity, tax rate, and relative profitability, and expectations regarding our markets. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; risks related to Woodward’s common stock, including changes in prices and trading volumes; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; Woodward’s operations may be adversely affected by information systems interruptions or intrusions; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2017 and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended
	December 31,
(Unaudited - in thousands except per share amounts)	2017	2016

Net sales	$470,148	$442,894
Costs and expenses:
Cost of goods sold	346,784	329,148
Selling, general, and administrative expenses	46,276	38,300
Research and development costs	34,786	26,540
Interest expense	6,750	6,840
Interest income	(363)	(405)
Other (income) expense, net	(1,572)	(4,588)
Total costs and expenses	432,661	395,835
Earnings before income taxes	37,487	47,059
Income taxes	19,227	511
Net earnings	$18,260	$46,548

Earnings per share amounts:
Basic earnings per share	$0.30	$0.76
Diluted earnings per share	$0.29	$0.73
Weighted average common shares outstanding:
Basic	61,246	61,559
Diluted	63,709	63,671
Cash dividends per share paid to Woodward common stockholders	$0.125	$0.110

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31,	September 30,
	2017	2017
(Unaudited - in thousands)
Assets
Current assets:
Cash and cash equivalents	$85,779	$87,552
Accounts receivable	331,438	402,182
Inventories	503,523	473,505
Income taxes receivable	18,842	19,376
Other current assets	39,660	38,574
Total current assets	979,242	1,021,189
Property, plant, and equipment, net	930,158	922,043
Goodwill	556,759	556,545
Intangible assets, net	165,633	171,882
Deferred income tax assets	20,473	19,950
Other assets	72,909	65,500
Total assets	$2,725,174	$2,757,109

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$66,300	$32,600
Accounts payable	182,144	232,788
Income taxes payable	5,891	6,774
Accrued liabilities	98,785	155,072
Total current liabilities	353,120	427,234
Long-term debt, less current portion	583,339	580,286
Deferred income tax liabilities	21,901	33,408
Other liabilities	366,268	344,798
Total liabilities	1,324,628	1,385,726
Stockholders’ equity	1,400,546	1,371,383
Total liabilities and stockholders’ equity	$2,725,174	$2,757,109

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2017	2016

Net cash (used in) provided by operating activities	$(2,533)	$52,351

Cash flows from investing activities:
Payments for property, plant, and equipment	(28,450)	(21,058)
Net proceeds from sale of assets	132	3,682
Proceeds from sales of short-term investments	-	758
Payments for purchases of short-term investments	(791)	-
Net cash used in investing activities	(29,109)	(16,618)

Cash flows from financing activities:
Cash dividends paid	(7,656)	(6,779)
Proceeds from sales of treasury stock	1,389	4,843
Payments for repurchases of common stock	-	(24,004)
Borrowings on revolving lines of credit and short-term borrowings	458,950	316,650
Payments on revolving lines of credit and short-term borrowings	(425,250)	(312,800)
Payments of long-term debt and capital lease obligations	(106)	(102)
Net cash (used in) provided by financing activities	27,327	(22,192)
Effect of exchange rate changes on cash and cash equivalents	2,542	(13,746)
Net change in cash and cash equivalents	(1,773)	(205)
Cash and cash equivalents at beginning of year	87,552	81,090
Cash and cash equivalents at end of period	$85,779	$80,885

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2017	2016
Net sales:
Aerospace	$305,905	$266,680
Industrial	164,243	176,214
Total consolidated net sales	$470,148	$442,894
Segment earnings*:
Aerospace	$43,553	$46,877
As a percent of segment sales	14.2%	17.6%
Industrial	19,344	17,998
As a percent of segment sales	11.8%	10.2%
Total segment earnings	62,897	64,875
Nonsegment expenses	(19,023)	(11,381)
EBIT	43,874	53,494
Interest expense, net	(6,387)	(6,435)
Consolidated earnings before income taxes	$37,487	$47,059

Payments for property, plant and equipment	$28,450	$21,058
Depreciation expense	$14,827	$12,455
*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT [1] AND EBITDA [1]
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2017	2016
Net earnings (U.S. GAAP)	$18,260	$46,548
Income taxes	19,227	511
Interest expense	6,750	6,840
Interest income	(363)	(405)
EBIT (Non-U.S. GAAP)	43,874	53,494
Amortization of intangible assets	6,243	6,458
Depreciation expense	14,827	12,455
EBITDA (Non-U.S. GAAP)	$64,944	$72,407

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW
	Three-Months Ended
	December 31,
(Unaudited - in thousands)	2017	2016
Net cash (used in) provided by operating activities	$(2,533)	$52,351
Payments for property, plant, and equipment	(28,450)	(21,058)
Free cash flow (Non-U.S. GAAP)	(30,983)	31,293

1Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

CONTACT:

Don Guzzardo
Corporate Director, Investor Relations & Treasury
970-498-3580
Don.Guzzardo@woodward.com